UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 9, 2010
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Lincoln Educational Services Corporation
(Exact Name of Registrant as Specified in Charter)
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New Jersey (State or other jurisdiction of incorporation)	000-51371 (Commission File Number)	57-1150621 (I.R.S. Employer Identification No.)

200 Executive Drive, Suite 340 West Orange, New Jersey 07052 (Address of principal executive offices)		07052 (Zip Code)

Registrant’s telephone number, including area code: (973)736-9340

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2010, Lincoln Educational Services Corporation (the “Company”), announced that David F. Carney retired from his positions as Executive Chairman and Chairman of the Board of Directors (the “Board”) of the Company effective as of December 31, 2010.

Also on December 9, 2010, Mr. Carney entered into a consulting agreement (the “Agreement”) with the Company that will become effective on January 1, 2011.  The Agreement provides for a two-year consulting period that may be terminated by either party for any reason upon 180 days notice.  During the consulting period, Mr. Carney will receive an annual consulting fee of $250,000.  In addition, for so long as Mr. Carney remains eligible to participate in the Company’s health plans pursuant to COBRA, the Company shall pay Mr. Carney a monthly cash payment equal to the employer portion of the premiums the Company pays for active employees.  On December 9, 2010, the Company purchased 5,307 shares of its common stock from Mr. Carney in connection with his exercise of 60,000 stock options on the same date.

The Company further announced that Alexis P. Michas, a member of the Board since 1999, will commence serving as Non-Executive Chairman of the Board effective as of January 1, 2011.  In consideration of his services as Non-Executive Chairman, Mr. Michas will receive an annual retainer of $80,000.  Fifty percent will be paid in cash and the remaining 50% will be paid in restricted stock (with the number of shares based upon the fair market value of a share of the Company’s common stock on the date of grant).  The restricted stock vests in full on the first anniversary of the grant date.  Mr. Michas will also be eligible to receive meeting fees and the annual equity grant in the same manner and amounts as other members of the Board.

A copy of the Agreement is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1           Consulting Agreement between Lincoln Educational Services Corporation and David F. Carney dated December 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN EDUCATIONAL SERVICES CORPORATION

Date: December 9, 2010
	By:	/s/ Cesar Ribeiro
		Name:	Cesar Ribeiro
		Title:	Senior Vice President, Chief Financial
Officer and Treasurer